Issuer Free-writing Prospectus Filed Pursuant to Rule 433 Registration INVESTOR PRESENTATION Number: 333-220514 filed July 17, 2020 © 2020 Presidio Property Trust, Inc. All rights reserved.

IMPORTANT NOTICES AND DISCLAIMERS Issuer Free-writing Prospectus Filed Pursuant to Rule 433 Registration Number: 333-220514 filed July 17, 2020 Presidio Property Trust, Inc. (“we“ or “us”) has filed a registration statement (including a preliminary prospectus) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on Form S-11/A (SEC File No. 333-220514) for the offering to which this presentation relates. Such registration statement has not yet become effective. Shares of our Series C common stock may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This presentation highlights basic information about us. Because it is a summary only, it does not contain all of the information that you should consider before investing. Before you invest, you should read the prospectus in the Registration Statement and other documents that we have filed with the SEC for more complete information about us. You may access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by contacting Kingswood Capital Markets, 590 Madison Ave, 39th Floor, New York, NY 10022, ATTN: Investment Banking Department, e-mail info@kingswoodcm.com. Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus or approved or disapproved the common stock offered pursuant to the above referenced registration statement and prospectus. Any representation to the contrary is a criminal offense. This presentation contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Registration Statement. Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, financial condition, liquidity, capital resources, cash flows, dividends, results of operations and other financial and operating information. When used in this presentation, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The forward-looking statements contained in this presentation are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to it and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described in the Registration Statement, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in the “Risk Factors” section of the Registration Statement, many of which are beyond our control. Should one or more of these risks or uncertainties materialize or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this presentation speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws. 2

OFFERING DETAILS Issuer: Presidio Property Trust, Inc. HIGH QUALITY PORTFOLIO WITH STRONG FUNDAMENTALS Proposed Ticker/ Exchange: SQFT / Nasdaq Capital Markets Offering Type Initial Public Offering (IPO) Securities Issued: Series C Common Stock(1) Gross Offering Proceeds $15,000,000 Over-allotment 15% POISED TO GROW ACROSS IN-DEMAND SPACE Offering Price: $5.00-$7.00 per share For general corporate and working capital purposes, including to potentially acquire Anticipated Use of Proceeds: additional properties and reduce outstanding indebtedness Book-Runners Kingswood Capital Markets, Spartan Capital Securities, WestPark Capital Expected Close July 2020 (1) Following the Offering, there will be approximately 8.9 million Series A Common 3 Shares outstanding. The Series A shares will not be listed on any national exchange. Source: Company filings as of July 17, 2020

INVESTMENT HIGHLIGHTS HIGH QUALITY PORTFOLIO WITH STRONG EXPERIENCE AND DEPTH OF MANAGEMENT FUNDAMENTALS ▪ 15 commercial properties with 1,129,738 SF with an average same- ▪ Chairman and CEO Jack Heilbron’s public REIT experience store occupancy rate of 85.6% ▪ Company formed in 1999; SEC reporting since 2008 ▪ Highly diversified commercial property tenant base ▪ Key team members have 75+ combined years of public company ▪ Robust portfolio with strong fundamentals and internal growth experience ▪ Extensive seller and broker relationships in key markets POISED TO GROW ACROSS DIFFERENTIATED ACQUISITION STRATEGY IN-DEMAND SPACE ▪ High quality properties focused in underserved regionally dominant ▪ Recent activity in office and industrial space demonstrates strong locales demand for product ▪ Target non-gateway markets with attractive growth dynamics and ▪ Creating value through planned repositioning and improvements cap rates which exceed our cost of capital ▪ Internally managed ▪ Focus on $10 – $30 million property transactions that are not typically pursued by larger REITs Source: Company filings as of July 17, 2020 4

COMPANY OVERVIEW Corporate Information DESCRIPTION Headquarters San Diego County, CA Founded 1999 Key Geographies CA, CO, ND ▪ Presidio Property Trust, Inc. (“Presidio” or the “Company”) was founded in 1999 Employees 23 as NetREIT ▪ Presidio is a self-managed real estate company focused on commercial real Portfolio Summary (Number / Square Footage) estate opportunities in often-overlooked and regionally dominant markets Office 10 properties / 849,082 sq. ft. ▪ The Company acquires and manages office and industrial real estate assets in Retail 4 properties / 131,722 sq. ft. markets with strong demographic and economic drivers with attractive going-in Industrial 1 property / 150,030 sq. ft. cap rates Model Homes (1) 5 funds / 138 homes ▪ Presidio’s commercial portfolio currently includes 15 commercial properties with a book value of approximately $130 million ▪ In addition to its commercial real estate holdings, Presidio generates fees Portfolio Value & Debt and rental income from affiliated entities, which manage and/or own a portfolio of model homes (1) Book Value $179.2 million(2) San Diego, CA Existing Secured Debt $128.0 million Existing Unsecured Debt $8.8 million Commercial Real Estate Model Home Business Commercial Real Estate & Model Home Business Genesis Plaza Source: Company filings as of July 17, 2020, data as of March 31, 2020 5 (1) The Company holds partial ownership interests in several entities which own model home properties (2) includes book value of model homes

MANAGEMENT TEAM Key team members have 75+ combined years of real estate and public company experience Jack Heilbron, Chairman, Chief Executive Officer, and President Gary Katz, Senior Vice President, Asset Management ▪ Founding officer, director, and stockholder of the former CI Holding Group, ▪ Held positions with Legacy Partners, Lincoln Property Company, Kemper Inc. and of its subsidiary corporations Real Estate Management Company, Bedford Properties, and Meyer ▪ Currently serves as Chief Executive Officer and Chairman of Centurion Investment Properties Counsel, Inc., a licensed investment advisor ▪ Served in senior acquisition, leasing, asset management, and development ▪ Served as a director of the Centurion Counsel Funds from 2001 until 2005 roles for Westcore Properties from 2007 to 2009, where he was responsible for real estate transactions throughout the western United States ▪ Served as the Chairman and/or director of Clover Income and Growth REIT from 1994 until its dissolution in 1999 ▪ Former president and current Treasurer of the San Diego Chapter of NAIOP and former member of the NAIOP Corporate (National) Board. Sits on the San Diego ▪ Graduated with a Bachelor of Science degree in Business Administration from Charitable Real Estate Foundation’s Board of Directors and the University of California Polytechnic University, San Luis Obispo, California California San Diego Urban Studies and Planning Steering Committee ▪ Graduated with a Bachelor of Arts degree in Economics from University of California San Diego Adam Sragovicz, Chief Financial Officer Ann Nguyen, General Counsel ▪ Served as Treasurer of Encore Capital Group from 2011 to 2017, where he ▪ Served as General Counsel for a publicly traded tech company (NASDAQ: was responsible for global capital raising, foreign exchange risk SMOD) during its IPO and follow-on offering, and privately held, clean tech management and cash management for the organization and chem analyses start-ups; served as senior legal counsel to an S&P ▪ Previously held capital markets, finance, and treasury management 500-listed REIT (NYSE: O) and as Asst. General Counsel to a privately positions with KPMG, Union Bank of California / MUFG and Bank of held real estate company. Held various accounting positions in KPMG’s America Merrill Lynch Audit department and served as a Senior Consultant with KPMG’s Goodkin Group and Real Estate practice. ▪ Has served on the Board of Congregation Adat Yeshurun and is Director of the Yale Alumni Schools Committee in San Diego ▪ Attended School of Engineering & Applied Sciences, UCLA, B.S. in Accounting, cum laude, USC ▪ Graduated with a Bachelor of Arts degree in Soviet and Eastern European Studies, with a concentration in Economics, from Yale University ▪ J.D., UC Davis ▪ Licensed CPA (inactive), CA ▪ Member, State Bar of CA Jessica Joelson, Chief Accounting Officer ▪ Served as Associate Director, External Reporting & Accounting at AnaptysBio, transitioning the private company to a public company, including the IPO and follow-on offerings ▪ Previously spent four years at KPMG, most recently as an In-charge Audit Associate ▪ Holds a Bachelor of Science degree in Accountancy from San Diego State University, graduating Cum Laude, with Distinction in Accounting Source: Company filings as of July 17, 2020 6

BOARD OF DIRECTORS (EXCLUDING MANAGEMENT) Jennifer Barnes, Independent Director Ken Elsberry, Co-Founder and Director ▪ Served as Director since 2020 and is a member of the Audit Committee ▪ Currently CEO and Founder of Optima Office, and co-founder of Pro Back Office. ▪ Co-Founder of Presidio, together with CEO Jack Heilbron, and retired from our management in December 2017 ▪ Named a top 40 under 40 business leader in San Diego and a finalist for SD Business Journal’s CEO of the Year ▪ Previously served as Chief Financial Officer of Trusonic, Inc., a startup technology company based in San Diego, California ▪ Sits on the Board of the Better Business Bureau, The Business Executives Council, From 1994 until its dissolution in 1999, Mr. Elsberry served as Chief Financial Officer and the San Diego Chapter of Junior Achievement’s Executive Board ▪ of Clover Income and Growth REIT. ▪ Holds a Bachelors Degree in Finance, Accounting, and Marketing from the ▪ Bachelor of Science degree in accounting from Colorado State University. University of Arizona and MBA from San Diego State University ▪ Former member of the California Society of Certified Public Accountants and American Institute of Certified Public Accountants David Bruen, Lead Independent Director Laureen Ong, Independent Director • Served as a director since August 2019 and is the Chair of the Nominating and ▪ Served as a Director since 2008, Lead Independent Director and Chair of the Audit Corporate Governance Committee. She also serves as a member of the Committee since 2020; retired in January 2008 from SD National Bank Compensation Committee. Also has served on the Board of World Wrestling ▪ Worked in commercial lending for mid-size businesses in San Diego County for First Entertainment (NYSE: WWE) since 2014 and is a member of its Compensation Interstate Bank, Wells Fargo Bank, Mellon 1st Business Bank, and SD National Bank Committee and its Nominating and Corporate Governance Committee. ▪ Life Member of the Holiday Bowl Committee; member of the Presidents Association • From 2010 to 2013, she was President of the Travel Channel. From 2007 to for Palomar College, Financial Executives International, the San Diego MIT Enterprise 2009, she was COO of Hong-Kong-based STAR Group Limited. From 2000 to Forum, and the Association for Corporate Growth 2007, she was President of National Geographic Television. ▪ Graduated from SDSU with a BS in Business and an emphasis in Marketing; received • Holds an M.A. from Columbia University and a B.A. in Math and Speech an M.B.A. from the University of Southern California with an emphasis in Finance Theatre Arts from Montclair State University Shirley Bullard, Independent Director Sumner Rollings, Independent Director ▪ Served as a Director since December 2011 and is Chair of the Compensation ▪ Served as a director since April 2001 and is a member of the Audit Committee and Committee, and is currently Chief of Staff to the President of The Ken Blanchard a member of the Nominating and Corporate Governance Committee Companies in Escondido, California, formerly serving as VP of Human Resources ▪ Served as Director of the Centurion Counsel Funds from 2001 until 2005 ▪ Joined The Ken Blanchard Companies, an international leadership and management ▪ Owned and operated the Wagon Wheel Restaurant as the Chief Executive Officer training company, in 1998 of Rolling Wheel Restaurant, Inc., in Escondido, California ▪ Director of Personnel Support Services and Personnel Commission for the Poway ▪ Served as sales executive for Joseph Webb Foods of Vista, California from 1999 to 2001 Unified School District, a Public K-12 school district in North County San Diego, CA and for Alliant Food Service Sales from 1985 to 1999 ▪ Graduated with a Bachelor of Science of Law degree and a Juris Doctorate from ▪ Bachelor of Science from University of Denver, MBA from Pepperdine Thomas Jefferson School of Law ▪ Served 5 years in the US Marines ▪ Served on the Board of the Mission Federal Credit Union from 1995-2008 James Durfey, Independent Director ▪ Served as a director as of December 2019 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. ▪ Retired in 2017 from American Assets Trust, Inc. (NYSE: AAT), a publicly traded REIT, as Vice President, Office Properties, since 2004. From 1996 to 2004, he was Vice President of Trammell Crow Company and General Manager of the Century Plaza Towers and the ABC Entertainment Center. From 1980 to 1996, he held various senior roles at Homart Development Company, a commercial real estate subsidiary of Sears, Roebuck and Company. ▪ Graduated with a Bachelor of Science degree in Business Management from Indiana University and is a licensed real estate broker in California. Source: Company filings as of July 17, 2020 7

COMPANY STRATEGY ▪ Presidio acquires high-quality commercial properties in often overlooked and/or underserved markets ▪ Our target markets are regionally dominant, non-core cities with attractive growth dynamics driven by key economic factors ▪ Focus on $10 – $30 million property acquisitions that are not typically pursued by the larger REITs ▪ Well located, amenitized properties with stable in-place tenancy ▪ Both central business district (CBD) and key suburban locations ▪ Spreads between acquisition yields and debt terms in our target markets are more attractive, relative to Key Economic Factors We Consider gateway markets •Strong office-using employment growth •Net in-migration of a highly educated workforce •Proximity to large student population BISMARCK, ND FARGO, ND •Stability of healthcare systems, government or large MINNEAPOLIS, MN institutional employer presence •Low rates of unemployment SALT LAKE CITY, UT COLUMBUS, OH DENVER, CO •Lower cost of living versus gateway markets COLORADO SPRINGS, CO KANSAS CITY, MO INLAND EMPIRE, CA SAN DIEGO, CA CURRENT PROPERTY IN TARGET MARKET CURRENT PROPERTY OUTSIDE OF TARGET MARKETS TARGET MARKET WITH NO CURRENT PROPERTY Source: Company filings as of July 17, 2020 8

MODEL HOME BUSINESS ▪ Triple-net sale/leaseback transactions with homebuilders, to use as sales offices and model homes ▪ Operates independently in Houston, Texas, with minimal time commitment by senior management ▪ Homes are sold to homebuyers following subdivision close-out ▪ Generates fee income with an attractive ROE PRESIDIO INCENTIVES BUSINESS SUMMARY BUILDER INCENTIVES ▪ Broad Market Appeal ▪ 138 Model Homes ▪ Allows Builders to Redeploy ▪ Purchase Property at a Discount ▪ Properties in 7 States Capital ▪ Larry Dubose - Founder of Dubose Model Homes USA in Houston in (5%-10%) ▪ Starter and Move-Up ▪ Model Home Proceeds Used 1985 (goodwill and assets acquired ▪ Builders Cover All Expenses Homes (below values to Pay Down Line of Credit by Presidio in 2010) affected by tax law) ▪ Accelerates Sales for IRR ▪ Board member of Presidio Property ▪ Unlevered Proforma Returns > 8% Trust, Inc., President of Dubose ▪ Diversification of Risk Calculations Advisors LLC and NetREIT Advisors ▪ Improves margins & LLC ▪ Served as Vice President and Chief Inventory Turnover Financial Officer of a full-service real ▪ Diversification of Risk estate brokerage company in Houston for six years ▪ Staff accountant with PricewaterhouseCoopers ▪ BA degree in Accounting from Lamar University Source: Company filings as of July 17, 2020 9

MODEL HOMES - AN ATTRACTIVE PROPERTY TYPE 202 homes purchases and sold between 2012 and 2019 120.0% 100.0% 80.0% 60.0% Average compound 40.0% annual growth on invested 20.0% equity of 21.1% 0.0% - 1 2 3 4 5 6 7 8 9 Years held -20.0% -40.0% % annualized return Weighted average holding period of 2.7 years Source: Company data as of Dec 31, 2019 10

HIGH QUALITY COMMERCIAL PORTFOLIO Our commercial real estate portfolio consists of the following properties: Fargo, ND Square Percent Percent Square Feet Percent Percent Property Feet Property Occupied Ownership (‘000’s) Occupied Ownership (‘000’s) Garden Gateway, Highland Court, 115 76.4 100 Colorado Centennial, CO 94 69.0 80.8 Springs, CO Executive Office Park, 65 100 100 One Park Centre, Colorado 69 86.0 100 Springs, CO Westminster, CO Genesis Plaza, San 58 78.5 65.6 Dakota Center Diego, CA Shea Center II, Highlands Ranch, 121 90.9 100 Dakota CO Center, 119 86 100 Fargo, ND World Plaza, San Highlands Ranch, CO 56 100 100 Grand Bernardino, CA Pacific Center, 93 72.7 100 Bismarck, Waterman Plaza, ND San Bernardino, 21 90.7 100 CA Arapahoe Center, 79 100 100 Centennial, CO Union Town Center, Colorado 44 100 100 West Fargo Springs, CO Industrial, 150 87.0 100 West Fargo, ND Research Parkway, 11 100 100 300 NP, Colorado Springs, 35 73.0 100 Fargo, ND CO Shea Center Source: Company filings as of July 17, 2020, data as of March 31,2020 11

PORTFOLIO MAKEUP AND PERFORMANCE COMMERCIAL SQUARE FOOTAGE BY NOI BY PRODUCT TYPE REGION NOI Yield by Product Type California, Office/Industrial: 9.8%(1) Model Homes, 23.0% 11.9% Model Homes: 8.4%(2) North Dakota, Retail: 8.3%(3) 35.1% Retail, 13.1% Colorado, Office / Industrial, 53.0% 63.9% Occupancy NOI (millions) 92.0% 91.3% $25.0 $22.4 $22.7 $21.5 90.0% $20.0 $18.2 87.2% 88.0% 87.1% $16.0 86.1% 86.0% 84.8% $15.0 $12.5 84.0% 83.3% $10.0 82.0% 80.0% $5.0 78.0% YE 2014 YE 2015 YE 2016 YE 2017 YE 2018 YE 2019 $- YE 2014 YE 2015 YE 2016 YE 2017 YE 2018 YE 2019 ** Numbers sourced from annualized 1Q20 operating results from S-11. (1) Office/industrial NOI Yield was calculated by annualizing 1Q20 NOI of $3.0M and dividing by a purchase price of $121.3M (2) Model homes NOI Yield was calculated by annualizing 1Q20 NOI of $1.1M and dividing by a purchase price of $51.3M. (3) Retail NOI Yield was calculated by annualizing 1Q20 NOI of $0.6M and dividing by a purchase price of $28.9M. Source: Company filings as of July 17, 2020 12

ABILITY TO ADD VALUE Dakota Center, Fargo, North Dakota DAKOTA CENTER OVERVIEW Background ▪ 78% of the property was leased to a major national bank under a lease expiring in December 2012 – just 18 months following acquisition ▪ The bank occupied only a small portion and subleased other portions to multiple tenants Value-Add ▪ Invested $2.9 million renovating the common areas and parking lot, and KEY STATISTICS constructing tenant improvements ▪ Executed new lease agreements with 5 former subtenants, including the Acquisition Date May 2011 bank Asset Type Office ▪ The property was refinanced with a new $11.1 million loan in 2014 Gross Leasable Area 119,434 sq. ft. Exit / Current Status ▪ Now the property includes several credit tenants, and management Location Fargo, ND estimates value at ~$17.6 million, which represents an increase in value Year Constructed 1981 / 1986 of over 80% Transaction Price $9.6 million ▪ Stabilization of rent roll resulted in cap rate compression from 14% to under 8% Acquisition Cap Rate 14% % Leased at time of purchase 98% Source: Company filings as of July 17, 2020 13

ABILITY TO ADD VALUE The Presidio, Colorado Springs, Colorado THE PRESIDIO OVERVIEW Background ▪ Able to take advantage of the seller’s unique circumstance to purchase the property at an excellent in-place return, with additional value achievable through increasing occupancy and raising rents to market Value-Add ▪ To facilitate this business plan, Presidio undertook a complete common area renovation KEY STATISTICS ▪ In 2014, Presidio refinanced the property with a new $7.4 million loan, which effectively returned the company’s initial equity Acquisition Date Nov 2012 Exit / Current Status Asset Type Office ▪ In July 2019, the Presidio was sold for $12.3 million, 68% above the purchase price, for a gain of $4.5 million Gross Leasable Area 81,222 sq. ft. Location Colorado Springs, CO Year Constructed 1985 Transaction Price (Acquisition) $7.3 million Acquisition Cap Rate 9.4% % Leased at time of purchase 78% Gain on sale $4.5 million Source: Company filings as of July 17, 2020 14

ABILITY TO ADD VALUE Sparky’s Self-Storage, Inland Empire, California SPARKY’S SELF-STORAGE OVERVIEW Background ▪ Presidio acquired 7 individual self-storage properties throughout the Inland Empire region of Southern California between 2007 and 2013. These properties were either distressed and sold by lenders or individual investors Value-Add ▪ Each property was branded under Presidio’s brand – Sparky’s Self- Storage. Economies of scale were achieved under common management, which resulted in improvements and efficiencies in operations and marketing KEY STATISTICS ▪ Between the year of each property’s acquisition and 2015, Presidio increased portfolio NOI by 41% Acquisition Date 2007 – 2013 Exit / Current Status Asset Type Self-Storage ▪ Recognizing that self-storage was becoming a favored property sector Rentable Square Feet 652,260 by institutional investors, Presidio sold the Sparky’s portfolio in 2015 to a REIT for $36 million, which represented a 4.6% cap rate and a gain to Location Inland Empire, CA Presidio of approximately $4.7 million Transaction Price (acquisition) $32.7 million Gain on sale $4.7 million Source: Company filings as of July 17, 2020 15

BALANCE SHEET POISED FOR GROWTH ▪ Weighted average interest rate on outstanding commercial debt is 4.6% and the weighted average remaining term of commercial debt is 4.6 years(1) ▪ $8.8 million unsecured note payable outstanding, maturing October 1, 2020 (extendable to March 31, 2021), at an interest rate of 8.0% $90.0 COMMERCIAL DEBT MATURITY SCHEDULE $80.0 $70.0 $60.0 $50.0 $83.3 $40.0 $30.0 $20.0 $8.8 $10.0 $9.1 $9.2 $8.7 $- 2020 2021 2022 Thereafter Mortgage Debt Unsecured Note Payable (1) Weighted by outstanding mortgage balance, excludes model home debt Source: Company filings as of July 17, 2020 16

COMPANY HIGHLIGHTS High Quality Portfolio with Strong Fundamentals Poised to Grow Across In-Demand Space Experience and Depth of Management Differentiated Acquisition Strategy Source: Company filings as of July 17, 2020 17